Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-29772, 33-54499, 333-34631, 333-89471, 333-73408, 333-97811, 333-114435, 333-138031, and 333-143266 on Form S-8 and Registration Statement No. 333-137750 and 333-155748 on Form S-3ASR of our report dated August 20, 2009, relating to the financial statements of Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone, appearing in this Annual Report on Form 11-K of Lowe’s Companies Employee Stock Purchase Plan – Stock Options for Everyone for the year ended May 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
August 20, 2009